As filed with the Securities and Exchange Commission on November 10, 2021.

File No. 001-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

Douglas Elliman Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	87-2176850
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

4400 Biscayne Boulevard Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000

(Registrant’s telephone number, including area code)

Securities to be Registered Pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share	New York Stock Exchange

Securities to be Registered Pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

DOUGLAS ELLIMAN INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM 10

AND THE ATTACHED INFORMATION STATEMENT.

The information required by the following Form 10 Registration Statement items is contained in the information statement sections identified below, each of which is incorporated in this report by reference:

Item 1. Business

The information required by this item is contained under the sections of the information statement entitled “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Available Information” and “Combined Consolidated Financial Statements.” Those sections are incorporated herein by reference.

Item 1A. Risk Factors

The information required by this item is contained under the section of the information statement entitled “Risk Factors.” That section is incorporated herein by reference.

Item 2. Financial Information

The information required by this item is contained under the sections of the information statement entitled “Summary” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Those sections are incorporated herein by reference.

Item 3. Properties

The information required by this item is contained under the section of the information statement entitled “Business — Properties.” That section is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The information required by this item is contained under the sections of the information statement entitled “Summary” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Those sections are incorporated herein by reference.

Item 5. Directors and Executive Officers

The information required by this item is contained under the section of the information statement entitled “Corporate Governance and Management.” That section is incorporated herein by reference.

Item 6. Executive Compensation

The information required by this item is contained under the section of the information statement entitled “Executive Compensation.” That section is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions

The information required by this item is contained under the sections of the information statement entitled “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Those sections are incorporated herein by reference.

Item 8. Legal Proceedings

The information required by this item is contained under the section of the information statement entitled “Business — Legal Proceedings.” That section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information required by this item is contained under the sections of the information statement entitled “Risk Factors,” “The Distribution,” “Dividend Policy,” “Business,” “Corporate Governance and Management,” “Shares Eligible for Future Sale” and “Description of Capital Stock.” Those sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities

On August 13, 2021, Douglas Elliman Inc. was incorporated in the State of Delaware. On August 24, 2021, Vector Group Ltd. acquired 1,000 uncertificated shares of common stock of Douglas Elliman Inc. for $100.

Item 11. Description of Registrant’s Securities to be Registered

The information required by this item is contained under the sections of the information statement entitled “The Distribution” and “Description of Capital Stock.” Those sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers

The information required by this item is contained under the section of the information statement entitled “Indemnification of Directors and Officers.” That section is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data

The information required by this item is contained under the sections of the information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Combined Consolidated Financial Statements.” Those sections are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a)

Financial Statements The information required by this item is contained under the section “Combined Consolidated Financial Statements” beginning on page F-1 of the information statement. That section is incorporated herein by reference.

(b)	Exhibits

The following documents are filed as exhibits hereto:

Exhibit	Description

2.1	Form of Distribution Agreement, between Vector Group Ltd. and Douglas Elliman Inc.

2.2	Form of Employee Matters Agreement, between Vector Group Ltd. and Douglas Elliman Inc.

3.1	Certificate of Incorporation of Douglas Elliman Inc.

3.2	Form of Amended and Restated Certificate of Incorporation (as in effect immediately prior to Distribution) of Douglas Elliman Inc.

3.3	Bylaws of Douglas Elliman Inc.

3.4	Form of Amended and Restated Bylaws (as in effect immediately prior to Distribution) of Douglas Elliman Inc.

8.1	Form of Tax Opinion of Sullivan & Cromwell LLP*

10.1	Form of Transition Services Agreement

10.2	Form of Tax Disaffiliation Agreement*

10.3	Form of Trademark License Agreement

10.4	Form of 2021 Management Incentive Plan

10.5	Form of Indemnification Agreement between Douglas Elliman Inc. and its Directors and Officers*

21.1	Subsidiaries of the Registrant*

99.1	Preliminary Information Statement dated November 10, 2021, subject to completion.

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DOUGLAS ELLIMAN INC.

By:	/s/ J. Bryant Kirkland III
Name:	J. Bryant Kirkland III
Title:	Senior Vice President, Treasurer and Chief Financial Officer

Dated: November 10, 2021